Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $41.7 MILLION
First quarter performance represents growth over prior period results

Rockland, Massachusetts (April 22, 2021) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2021 first quarter net income of $41.7 million, or $1.26 per diluted share, compared to net income of $34.6 million, or $1.05 per diluted share, reported for the fourth quarter of 2020. First quarter results were positively impacted by a release of provision for loan loss in the amount of $2.5 million as well as elevated interest income from forgiven Paycheck Protection Program ("PPP") loans, while fourth quarter 2020 results were negatively impacted by approximately $5.2 million in pre-tax expenses attributable to branch closing decisions and sale of investments that did not affect first quarter results.

In a separate news release today the Company announced an agreement to acquire Meridian Bancorp Inc., and its subsidiary East Boston Savings Bank, with $5.3 billion in loans and $5.1 billion in deposits as of March 31, 2021.

“We enjoyed solid performance in the first quarter and we remain optimistic about the opportunities ahead of us. As we lap a full year of the pandemic, we have come to appreciate more than ever the importance of relationships with one another, with our customers, and with our communities. My colleagues inspire me with their incredible dedication and their discretionary effort,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Throughout the pandemic and beyond, we have seen firsthand what we can achieve when we are aligned together in our shared vision of being the Bank Where Each Relationship Matters®.”

BALANCE SHEET

Total assets of $13.8 billion at March 31, 2021 increased by $569.6 million, or 4.3%, from the prior quarter, and by $1.8 billion, or 15.0%, as compared to the year ago period, as government funded stimulus continued to fuel significant deposit and liquid asset growth.

Total loans at March 31, 2021 decreased by $146.2 million, or 1.6% (6.3% annualized), when compared to the prior quarter. Despite strong origination volumes and loan pipelines across all products, overall portfolio growth continued to be constrained by ongoing paydowns and re-financing activity. Exclusive of PPP activity, total commercial loans decreased 1.70% during the first quarter, primarily reflecting a slowdown in new construction financing and notably lower line utilization levels within the commercial and industrial ("C&I") portfolio, while commercial real estate balances remained relatively stable. Within C&I, PPP loan originations from the new 2021 program of $340.0 million outpaced PPP loan payoffs of $285.6 million on the prior year balances, resulting in a net PPP loan balance increase of $54.4 million for the first quarter of 2021 as compared to the fourth quarter of 2020. Within the consumer portfolios, the majority of mortgage production continued to be sold in the secondary market, while the low interest-rate environment and excess consumer liquidity position continued to drive elevated payoff activity along with low home equity line utilization, resulting in reductions of 4.2% and 3.8% within the mortgage and home equity portfolios, respectively.

Deposit balances of $11.6 billion at March 31, 2021 increased by $600.4 million, or 5.5% (22.1% annualized), from the prior quarter, as a combination of government stimulus payments and loan fundings under the second round of the PPP fueled significant growth during the quarter. With continued reduction in time deposit balances, core deposits rose to 90.9% of total deposits at March 31, 2021, which, combined with further rate reductions across all products, has led to a total cost of deposits for the first quarter of 0.10%, representing a reduction of four basis points when compared to the prior quarter.

The securities portfolio increased by $269.1 million, or 23.2%, when compared to the prior quarter, reflecting a direct strategy to deploy a portion of excess cash balances into securities with a significantly improved return profile given the recent changes in the yield curve, with $373.4 million of purchases offset by paydowns, calls, and maturities.

Total borrowings decreased slightly by $4.7 million, or 2.6% when compared to the prior quarter reflecting repayments of outstanding debt.

Stockholders' equity at March 31, 2021 increased slightly by 0.7% (3.0% annualized), as compared to the prior quarter, reflecting continued strong earnings retention. Book value per share increased by $0.29, or 0.6%, to $51.94 during the first quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 12.45% decreased by 44 basis points from the prior quarter and decreased by 157 basis points from the year ago period. The Company's tangible book value per share at March 31, 2021 rose by $0.37, or 1.0%, from the prior quarter to $35.96, representing an increase of 4.4% from the year ago period. The Company's ratio of tangible common equity to tangible assets of 8.96% at March 31, 2021 is 30 basis points below the prior quarter and 105 basis points below the year ago period. Please refer to Appendix A for detailed reconciliation from GAAP to Non-GAAP financial measures.

NET INTEREST INCOME

Net interest income for the first quarter increased to $95.6 million compared to $91.4 million for the prior quarter, driven primarily by increased PPP fee recognition of $5.8 million for the quarter. The 2021 first quarter net interest margin rose by 15 basis points from the prior quarter to 3.25%. The table below illustrates the changes within the net interest margin for the first quarter:

Net interest margin as of December 31, 2020	3.10%
Excess liquidity (cash) levels	(0.03)%
Securities	(0.05)%
Loan yields	(0.02)%
Nonaccrual interest impact, net	(0.03)%
PPP loan impact	0.20%
Loan purchase accounting (fair value mark amortization/accretion)	0.03%
Decreased cost of funds	0.05%
Net interest margin as of March 31, 2021	3.25%

Please refer to Appendix B for additional details regarding the net interest margin, including a quarter-to-date reconciliation of adjusted core margin to GAAP net interest margin.

NONINTEREST INCOME

Noninterest income of $25.2 million for the first quarter of 2021 was $2.2 million, or 8.1%, lower than the prior quarter. Significant changes in noninterest income for the first quarter compared to the prior quarter included the following:

•Deposit account fees decreased by $310,000, or 8.0%, primarily driven by seasonal decreases in overdraft fees.

•Interchange and ATM fees increased by $40,000, or 1.5%, due primarily to increased volume during the first quarter.

•Investment management income increased by $568,000, or 7.3%, due primarily to an increase in assets under administration as well as strong sales in retail channels. Assets under administration increased by 4.8% from the prior quarter to a record high $5.2 billion as of March 31, 2021.

•Mortgage banking income grew by $362,000, or 6.7%, primarily attributable to the recovery of mortgage servicing asset impairment and continued robust loan volumes.

•Loan level derivative income decreased by $1.0 million, or 84.8%, due primarily to decreased customer demand.

•Other noninterest income decreased by $1.7 million, or 34.9%, primarily attributable to reduced income from equity securities, equipment rental income, Section 1031 exchange fees, and derivative valuations.

NONINTEREST EXPENSE

Noninterest expense of $69.7 million for the first quarter of 2021 was $4.0 million, or 5.5% lower than the prior quarter. Significant changes in noninterest expense for the first quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $456,000, or 1.2%, mainly due to seasonal increases in payroll taxes, medical and dental plan insurance costs and commissions. These increases were offset partially by decreases in incentive compensation expenses.

•During the prior quarter, the Company recorded an impairment charge of $4.2 million, reflecting accelerated lease termination costs and the write-off of leasehold improvements related to two branch closure decisions. No such charges were incurred during the first quarter of 2021.

•During the prior quarter, the Company recognized a loss of $1.0 million on the sale of certain Small Business Investment Company ("SBIC") investment holdings. No such losses were incurred during the first quarter of 2021.

•Other noninterest expense increased by $460,000, or 2.7%, primarily due to increases in consultant fees, contactless card issuance costs and loan workout costs, which were partially offset by decreases in the reserve for unfunded commitments and advertising.

    The Company generated a return on average assets and a return on average common equity of 1.26% and 9.87%, respectively, for the first quarter of 2021, as compared to 1.04% and 8.10%, respectively, for the prior quarter.

The tax rate of 22.3% for the quarter included $1.4 million of discrete tax benefits related primarily to low income housing tax credits and equity compensation. Excluding these discrete benefits, the tax rate would have been approximately 24.8%.

ASSET QUALITY

During the first quarter, the Company recorded total net charge-offs of $3.3 million, or 0.15% of average loans on an annualized basis. Nonperforming loans decreased by 11.5% to $59.2 million, or 0.64% of total loans, at March 31, 2021, as compared to $66.9 million, or 0.71% of total loans, at December 31, 2020.

In addition, total loans subject to a payment deferral increased by $47.0 million during the first quarter. This increase primarily reflects the execution of loans that were in process of a deferral renewal as of December 31, 2020. Total loans subject to payment deferral at March 31, 2021 were $220.6 million, or 2.4% of total loans. The majority of the loans subject to a payment deferral continued to be characterized as current loans. As such, delinquency as a percentage of total loans was 0.12% as of March 31, 2021, representing a decrease of eleven basis points from the prior quarter. Please refer to Appendix D for additional details regarding loans whose terms have been modified as a result of the COVID-19 pandemic.

The Company recorded credit reserve releases of $2.5 million during the first quarter of 2021, reflecting improvements in asset quality metrics and overall macro-economic assumptions, along with lower loan levels. The allowance for credit losses on loans was $107.5 million at March 31, 2021, or 1.16% of total loans, as compared to $113.4 million at December 31, 2020, or 1.21% of total loans. The allowance for credit losses as a percentage of total loans, excluding PPP loans, was 1.28% and 1.32% at March 31, 2021 and December 31, 2020, respectively. Please refer to Appendix C for information regarding loan exposures within industries deemed highly impacted by the COVID-19 pandemic.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss first quarter earnings at 10:30 a.m. Eastern Time on Friday, April 23, 2021. Internet access to the call is available on the Company’s website at www.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10152332 and will be available through May 7, 2021. Additionally, a webcast replay will be available until April 23, 2022.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2020 list, an honor earned for the 12th consecutive year. In 2020, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust’s sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating received in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;
•the length and extent of economic contraction as a result of the COVID-19 pandemic;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs, including the additional costs associated with the Company's increase in assets to over $10 billion;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;
•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to, changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time. Statements about the COVID-19 pandemic and its potential impact on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic and any resurgences, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes core net margin, tangible book value per share and the tangible common equity to tangible assets ratio.

Management reviews its core net interest margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity to tangible assets ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity to tangible assets ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including core margin, tangible book value per share and the tangible common equity to tangible assets ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and

Chief Accounting Officer
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2021	December 31 2020	March 31 2020	Mar 2021 vs.	Mar 2021 vs.
				Dec 2020	Mar 2020
Assets
Cash and due from banks	$126,651	$169,460	$125,638	(25.26)%	0.81%
Interest-earning deposits with banks	1,642,688	1,127,176	345,739	45.73%	375.12%
Securities
Trading	3,269	2,838	2,247	15.19%	45.48%
Equities	22,419	22,107	19,439	1.41%	15.33%
Available for sale	600,213	412,860	437,296	45.38%	37.26%
Held to maturity	805,529	724,512	777,798	11.18%	3.57%
Total securities	1,431,430	1,162,317	1,236,780	23.15%	15.74%
Loans held for sale	41,632	58,104	43,756	(28.35)%	(4.85)%
Loans
Commercial and industrial	2,086,671	2,103,152	1,448,224	(0.78)%	44.08%
Commercial real estate	4,177,617	4,173,927	4,061,347	0.09%	2.86%
Commercial construction	516,362	553,929	527,138	(6.78)%	(2.04)%
Small business	174,211	175,023	177,820	(0.46)%	(2.03)%
Total commercial	6,954,861	7,006,031	6,214,529	(0.73)%	11.91%
Residential real estate	1,241,789	1,296,183	1,528,416	(4.20)%	(18.75)%
Home equity - first position	610,907	633,142	656,994	(3.51)%	(7.01)%
Home equity - subordinate positions	417,588	435,648	489,276	(4.15)%	(14.65)%
Total consumer real estate	2,270,284	2,364,973	2,674,686	(4.00)%	(15.12)%
Other consumer	21,546	21,862	27,215	(1.45)%	(20.83)%
Total loans	9,246,691	9,392,866	8,916,430	(1.56)%	3.70%
Less: allowance for credit losses	(107,549)	(113,392)	(92,376)	(5.15)%	16.43%
Net loans	9,139,142	9,279,474	8,824,054	(1.51)%	3.57%
Federal Home Loan Bank stock	10,250	10,250	23,274	—%	(55.96)%
Bank premises and equipment, net	115,945	116,393	121,873	(0.38)%	(4.86)%
Goodwill	506,206	506,206	506,206	—%	—%
Other intangible assets	21,689	23,107	27,466	(6.14)%	(21.03)%
Cash surrender value of life insurance policies	241,365	200,525	197,772	20.37%	22.04%
Other assets	496,916	551,289	527,682	(9.86)%	(5.83)%
Total assets	$13,773,914	$13,204,301	$11,980,240	4.31%	14.97%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$4,136,259	$3,762,306	$2,820,312	9.94%	46.66%
Savings and interest checking accounts	4,242,235	4,047,332	3,428,546	4.82%	23.73%
Money market	2,346,985	2,232,903	1,897,632	5.11%	23.68%
Time certificates of deposit	868,045	950,629	1,269,708	(8.69)%	(31.63)%
Total deposits	11,593,524	10,993,170	9,416,198	5.46%	23.12%
Borrowings
Federal Home Loan Bank borrowings	35,717	35,740	358,591	(0.06)%	(90.04)%
Long-term borrowings, net	28,099	32,773	74,920	(14.26)%	(62.49)%
Junior subordinated debentures, net	62,851	62,851	62,849	—%	—%
Subordinated debentures, net	49,720	49,696	49,625	0.05%	0.19%
Total borrowings	176,387	181,060	545,985	(2.58)%	(67.69)%
Total deposits and borrowings	11,769,911	11,174,230	9,962,183	5.33%	18.15%
Other liabilities	288,632	327,386	338,401	(11.84)%	(14.71)%
Total liabilities	12,058,543	11,501,616	10,300,584	4.84%	17.07%
Stockholders' equity
Common stock	329	328	331	0.30%	(0.60)%

Additional paid in capital	946,002	945,638	962,513	0.04%	(1.72)%
Retained earnings	741,883	716,024	667,084	3.61%	11.21%
Accumulated other comprehensive income, net of tax	27,157	40,695	49,728	(33.27)%	(45.39)%
Total stockholders' equity	1,715,371	1,702,685	1,679,656	0.75%	2.13%
Total liabilities and stockholders' equity	$13,773,914	$13,204,301	$11,980,240	4.31%	14.97%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2021	December 31 2020	March 31 2020	Mar 2021 vs.	Mar 2021 vs.
				Dec 2020	Mar 2020
Interest income
Interest on federal funds sold and short-term investments	$326	$301	$160	8.31%	103.75%
Interest and dividends on securities	6,632	7,135	7,966	(7.05)%	(16.75)%
Interest and fees on loans	92,383	89,068	99,022	3.72%	(6.70)%
Interest on loans held for sale	296	301	232	(1.66)%	27.59%
Total interest income	99,637	96,805	107,380	2.93%	(7.21)%
Interest expense
Interest on deposits	2,711	3,982	10,892	(31.92)%	(75.11)%
Interest on borrowings	1,342	1,380	2,184	(2.75)%	(38.55)%
Total interest expense	4,053	5,362	13,076	(24.41)%	(69.00)%
Net interest income	95,584	91,443	94,304	4.53%	1.36%
Provision for credit losses	(2,500)	—	25,000	(100.00%)	(110.00)%
Net interest income after provision for credit losses	98,084	91,443	69,304	7.26%	41.53%
Noninterest income
Deposit account fees	3,584	3,894	4,970	(7.96)%	(27.89)%
Interchange and ATM fees	2,720	2,680	4,896	1.49%	(44.44)%
Investment management	8,304	7,736	6,829	7.34%	21.60%
Mortgage banking income	5,740	5,378	861	6.73%	566.67%
Increase in cash surrender value of life insurance policies	1,323	1,460	1,276	(9.38)%	3.68%
Gain on life insurance benefits	258	352	357	(26.70)%	(27.73)%
Loan level derivative income	173	1,140	3,597	(84.82)%	(95.19)%
Other noninterest income	3,144	4,828	3,649	(34.88)%	(13.84)%
Total noninterest income	25,246	27,468	26,435	(8.09)%	(4.50)%
Noninterest expenses
Salaries and employee benefits	39,889	39,433	37,349	1.16%	6.80%
Occupancy and equipment expenses	9,273	9,187	9,317	0.94%	(0.47)%
Data processing and facilities management	1,665	1,581	1,658	5.31%	0.42%
FDIC assessment	1,050	985	—	6.60%	100.00%
Lease impairment	—	4,163	—	(100.00)%	n/a
Loss on sale of other equity investments	—	1,033	—	(100.00)%	n/a
Other noninterest expenses	17,805	17,345	18,516	2.65%	(3.84)%
Total noninterest expenses	69,682	73,727	66,840	(5.49)%	4.25%
Income before income taxes	53,648	45,184	28,899	18.73%	85.64%
Provision for income taxes	11,937	10,543	2,148	13.22%	455.73%
Net Income	$41,711	$34,641	$26,751	20.41%	55.92%

Weighted average common shares (basic)	32,995,332	32,964,090	34,184,431
Common share equivalents	30,098	26,348	36,827
Weighted average common shares (diluted)	33,025,430	32,990,438	34,221,258

Basic earnings per share	$1.26	$1.05	$0.78	20.00%	61.54%

Diluted earnings per share	$1.26	$1.05	$0.78	20.00%	61.54%

Performance ratios
Net interest margin (FTE)	3.25%	3.10%	3.74%
Return on average assets (calculated by dividing net income by average assets)	1.26%	1.04%	0.94%
Return on average common equity (calculated by dividing net income by average common equity)	9.87%	8.10%	6.22%
Noninterest income as a % of total revenue (calculated by dividing total noninterest income by net interest income plus total noninterest income)	20.89%	23.10%	21.89%
Efficiency ratio (calculated by dividing total noninterest expense by total revenue)	57.67%	62.00%	55.36%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2021	December 31 2020	March 31 2020
Nonperforming loans
Commercial & industrial loans	$29,785	$34,729	$21,435
Commercial real estate loans	9,635	10,195	4,949
Small business loans	660	825	450
Residential real estate loans	13,392	15,528	14,502
Home equity	5,592	5,427	6,571
Other consumer	137	157	133
Total nonperforming loans	59,201	66,861	48,040
Total nonperforming assets	$59,201	$66,861	$48,040

Nonperforming loans/gross loans	0.64%	0.71%	0.54%
Nonperforming assets/total assets	0.43%	0.51%	0.40%
Allowance for credit losses/nonperforming loans	181.67%	169.59%	192.29%
Allowance for credit losses/total loans	1.16%	1.21%	1.04%
Delinquent loans/total loans	0.12%	0.23%	0.33%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2021	December 31 2020	March 31 2020

Nonperforming assets beginning balance	$66,861	$98,025	$48,049
New to nonperforming	2,359	22,052	6,515
Loans charged-off	(3,686)	(2,698)	(734)
Loans paid-off	(4,025)	(45,327)	(5,079)
Loans restored to performing status	(2,559)	(5,373)	(561)
Sale of other real estate owned	—	—	—
Other	251	182	(150)
Nonperforming assets ending balance	$59,201	$66,861	$48,040
`

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2021	December 31 2020	March 31 2020
Net charge-offs (recoveries)
Commercial and industrial loans	$3,267	$1,882	$(42)
Commercial real estate loans	(57)	—	—
Small business loans	55	161	106
Residential real estate loans	(1)	105	(1)
Home equity	(13)	(36)	80
Other consumer	92	121	241
Total net charge-offs	$3,343	$2,233	$384

Net charge-offs to average loans (annualized)	0.15%	0.09%	0.02%

	Troubled Debt Restructurings At
	March 31 2021	December 31 2020	March 31 2020
Troubled debt restructurings on accrual status	$20,262	$16,983	$18,129
Troubled debt restructurings on nonaccrual status	21,167	22,209	23,842
Total troubled debt restructurings	$41,429	$39,192	$41,971

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2021	December 31 2020	March 31 2020
Gross loans/total deposits	79.76%	85.44%	94.69%
Common equity tier 1 capital ratio (1)	13.20%	12.67%	11.95%
Tier 1 leverage capital ratio (1)	9.63%	9.56%	10.74%
Common equity to assets ratio GAAP	12.45%	12.89%	14.02%
Tangible common equity to tangible assets ratio (2)	8.96%	9.26%	10.01%
Book value per share GAAP	$51.94	$51.65	$50.50
Tangible book value per share (2)	$35.96	$35.59	$34.46
(1) Estimated number for March 31, 2021.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$1,321,430	$326	0.10%	$1,190,965	$301	0.10%	$72,552	$160	0.89%
Securities
Securities - trading	2,939	—	—%	2,660	—	—%	2,263	—	—%
Securities - taxable investments	1,250,451	6,627	2.15%	1,122,055	7,127	2.53%	1,189,965	7,957	2.69%
Securities - nontaxable investments (1)	642	6	3.79%	1,041	10	3.82%	1,237	12	3.90%
Total securities	$1,254,032	$6,633	2.15%	$1,125,756	$7,137	2.52%	$1,193,465	$7,969	2.69%
Loans held for sale	49,652	296	2.42%	48,604	301	2.46%	28,045	232	3.33%
Loans
Commercial and industrial (1)	2,115,069	23,046	4.42%	2,080,045	18,308	3.50%	1,403,199	16,940	4.86%
Commercial real estate (1)	4,156,012	40,376	3.94%	4,130,945	41,213	3.97%	4,012,125	45,851	4.60%
Commercial construction	555,153	5,283	3.86%	582,900	5,609	3.83%	555,741	6,901	4.99%
Small business	174,320	2,281	5.31%	169,645	2,276	5.34%	174,668	2,562	5.90%
Total commercial	7,000,554	70,986	4.11%	6,963,535	67,406	3.85%	6,145,733	72,254	4.73%
Residential real estate	1,271,283	12,436	3.97%	1,322,016	12,020	3.62%	1,560,839	14,619	3.77%
Home equity	1,050,234	8,757	3.38%	1,086,781	9,379	3.43%	1,136,931	11,827	4.18%
Total consumer real estate	2,321,517	21,193	3.70%	2,408,797	21,399	3.53%	2,697,770	26,446	3.94%
Other consumer	21,698	432	8.07%	23,860	468	7.80%	27,843	572	8.26%
Total loans	$9,343,769	$92,611	4.02%	$9,396,192	$89,273	3.78%	$8,871,346	$99,272	4.50%
Total interest-earning assets	$11,968,883	$99,866	3.38%	$11,761,517	$97,012	3.28%	$10,165,408	$107,633	4.26%
Cash and due from banks	154,870			136,602			122,707
Federal Home Loan Bank stock	10,250			10,475			14,699
Other assets	1,241,651			1,284,948			1,166,775
Total assets	$13,375,654			$13,193,542			$11,469,589
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$4,109,747	$423	0.04%	$3,975,140	$540	0.05%	$3,270,719	$1,934	0.24%
Money market	2,288,030	521	0.09%	2,232,007	671	0.12%	1,872,003	3,173	0.68%
Time deposits	906,613	1,767	0.79%	1,014,388	2,771	1.09%	1,346,890	5,785	1.73%
Total interest-bearing deposits	$7,304,390	$2,711	0.15%	$7,221,535	$3,982	0.22%	$6,489,612	$10,892	0.68%
Borrowings
Federal Home Loan Bank borrowings	35,785	188	2.13%	36,297	195	2.14%	131,225	528	1.62%
Long-term borrowings	28,247	111	1.59%	32,765	131	1.59%	74,912	561	3.01%
Junior subordinated debentures	62,851	426	2.75%	62,850	436	2.76%	62,849	478	3.06%
Subordinated debentures	49,705	617	5.03%	49,683	618	4.95%	49,612	617	5.00%
Total borrowings	$176,588	$1,342	3.08%	$181,595	$1,380	3.02%	$318,598	$2,184	2.76%
Total interest-bearing liabilities	$7,480,978	$4,053	0.22%	$7,403,130	$5,362	0.29%	$6,808,210	$13,076	0.77%
Noninterest-bearing demand deposits	3,895,447			3,770,580			2,680,718
Other liabilities	285,857			318,981			251,469
Total liabilities	$11,662,282			$11,492,691			$9,740,397
Stockholders' equity	1,713,372			1,700,851			1,729,192

Total liabilities and stockholders' equity	$13,375,654			$13,193,542			$11,469,589

Net interest income		$95,813			$91,650			$94,557

Interest rate spread (2)			3.16%			2.99%			3.49%

Net interest margin (3)			3.25%			3.10%			3.74%

Supplemental Information
Total deposits, including demand deposits	$11,199,837	$2,711		$10,992,115	$3,982		$9,170,330	$10,892
Cost of total deposits			0.10%			0.14%			0.48%
Total funding liabilities, including demand deposits	$11,376,425	$4,053		$11,173,710	$5,362		$9,488,928	$13,076
Cost of total funding liabilities			0.14%			0.19%			0.55%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $229,000, $207,000, and $253,000 for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Capital Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity to tangible assets ratio and tangible book value per share at the dates indicated:

	March 31 2021	December 31 2020	March 31 2020
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$1,715,371	$1,702,685	$1,679,656	(a)
Less: Goodwill and other intangibles	527,895	529,313	533,672
Tangible common equity	$1,187,476	$1,173,372	$1,145,984	(b)
Tangible assets
Assets (GAAP)	$13,773,914	$13,204,301	$11,980,240	(c)
Less: Goodwill and other intangibles	527,895	529,313	533,672
Tangible assets	$13,246,019	$12,674,988	$11,446,568	(d)

Common Shares	33,024,882	32,965,692	33,260,005	(e)

Common equity to assets ratio (GAAP)	12.45%	12.89%	14.02%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	8.96%	9.26%	10.01%	(b/d)
Book value per share (GAAP)	$51.94	$51.65	$50.50	(a/e)
Tangible book value per share (Non-GAAP)	$35.96	$35.59	$34.46	(b/e)

APPENDIX B: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	2021			2020
	Q1			Q4
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported total (GAAP)	$11,968,884	$95,812	3.25%	$11,761,516	$91,650	3.10%
Core adjustments:
PPP volume @ 1%	(837,986)	(2,081)		(808,566)	(2,067)
PPP fee amortization	—	(9,487)		—	(3,642)
Total PPP impact	(837,986)	(11,568)	(0.18)%	(808,566)	(5,709)	0.02%
Excess cash (vs $100M)	(1,221,430)	(301)	0.37%	(1,090,965)	(276)	0.33%
Acquisition fair value accretion		(1,731)	(0.07)%		(1,028)	(0.04)%
Nonaccrual interest		28	—%		(727)	(0.03)%
Other noncore adjustments		(626)	(0.03)%		(564)	(0.02)%
Core Margin (Non-GAAP)	9,909,468	81,614	3.34%	9,861,985	83,346	3.36%

Core Margin Change:			(0.02)%			(0.02)%

Cash			—%
Securities			(0.05)%
Loans			(0.02)%
Deposits			0.05%
			(0.02)%

APPENDIX C: Commercial Loan Portfolio Characteristics

Commercial Industries Highly Impacted by COVID-19 Pandemic

    While Rockland Trust is unable to know with certainty the direct, indirect, and likely far-reaching impacts of the COVID-19 pandemic, we continue to monitor daily the loan balances and the loan exposures for commercial loan categories we have deemed to be highly impacted by the pandemic (i.e., Accommodations, Food Services, Retail Trade, Other Services (except Public Administration) and Arts, Entertainments & Recreation). We do not have any material loan exposure to the Oil & Gas, Casino & Gambling, Aviation, or Cruise Line industries.

    The table below provides total outstanding balances of commercial loans as of March 31, 2021, within industries that we have deemed to be highly impacted by the COVID-19 pandemic:

Highly Impacted COVID-19 Industries - Balances

March 31, 2021
(Dollars in thousands)
Accommodations	$402,259
Food Services	135,480
Retail Trade	530,544
Other Services (except Public Administration)	147,968
Arts, Entertainment, and Recreation	99,919
Total (1)	$1,316,170
(1)Amounts presented above exclude $222.9 million of outstanding PPP loans.

Highly Impacted COVID-19 Industries - Details
March 31, 2021
(Dollars in thousands)
Accommodations
Balance	$402,259
Average borrower loan size	$4,193
% secured by real estate	99.8%
Weighted average loan to value	54.3%
Other information:
–The accommodation portfolio consists of 68 properties representing a combination of flagged (59%) and non-flagged (41%) hotels, motels and inns.
–Loans secured by hotel properties deemed to be located in areas of leisure comprise $167.5 million, or 42% of the hotel portfolio.
–Approximately 89% of the balances outstanding are secured by properties located within the six New England states with the largest concentration in Massachusetts (58%).

Food Services
Balance	$135,480
Average borrower loan size	$363
% secured by real estate	69.4%
Weighted average loan to value	50.4%
Other information:
–The food services portfolio includes full-service restaurants (60%), limited service restaurants and fast food (38%), and other types of food service (caterers, bars, mobile food service 2%).

Retail Trade
Balance	$530,544
Average borrower loan size	$492
% secured by real estate	42.7%
Weighted average loan to value	56.6%
Other information:
–The retail trade portfolio consists broadly of food and beverage stores (43%), motor vehicle and parts dealers (28%), gasoline stations (14%). All other retailers account for 15% of the current outstanding balance.

–Collateral for these loans varies and may consist of real estate, motor vehicles inventories, other types of inventories and general business assets.

Other Services (except Public Administration)
Balance	$147,968
Average borrower loan size	$259
% secured by real estate	51.0%
Weighted average loan to value	50.4%
Other information:
–The other services portfolio consists of various for-profit and not-for-profit services diversified across religious, civic and social service organizations (41%), repair and maintenance business (31%) and personal services, including car washes, beauty salons, laundry services, funeral homes, pet care and other types of services (28%).

Arts, Entertainment, and Recreation
Balance	$99,919
Average borrower loan size	$805
% secured by real estate	83.9%
Weighted average loan to value	52.9%
Other information:
–Amusement, gambling and recreational industries make up a majority of this category (94%) and include amusement/theme parks, bowling centers, fitness centers, golf courses, marinas, and other recreational industries. Other industries including museums, performing arts, and spectator sports account for the remaining outstanding balances (6%).

Other Commercial Loan Portfolio Characteristics

    Average total loan size varies across the commercial portfolio with commercial real estate loans having an average size of $1.1 million, commercial and industrial loans having an average loan size of $131,000 and small business loans, which are each under $5.0 million, having an average loan size of $32,000. Additional details are provided below regarding loan sizes of the commercial real estate and commercial and industrial portfolios as of March 31, 2021:

Commercial Real Estate (Including Construction)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$2,617,537	$898,800	$763,481	$414,161	$4,693,979
# of loans	4,056	129	55	17	4,257

Commercial and Industrial (Including PPP)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$1,517,175	$266,820	$282,464	$20,212	$2,086,671
# of loans	15,837	41	21	1	15,900

APPENDIX D: COVID-19 Related Modifications Details

Deferrals by Modification Type
	Deferral of Principal and Interest	Deferral of Principal Only	Deferral of Interest Only	Total Deferrals	Total Portfolio	% Deferral
			(Dollars in thousands)
Commercial and industrial	$2,300	$1,636	$1,765	$5,701	$2,086,671	0.3%
Commercial real estate (1)	10,425	203,319	—	213,744	4,693,979	4.6%
Business banking	294	645	—	939	174,211	0.5%
Residential real estate	87	—	—	87	1,241,789	—%
Home equity	153	—	—	153	1,028,495	—%
Consumer	—	—	—	—	21,546	—%
Total active deferrals as of March 31, 2021	$13,259	$205,600	$1,765	$220,624	$9,246,691	2.4%
(1) Balances include commercial construction deferrals.

Deferrals by Industry
March 31, 2021
(Dollars in thousands)
Highly Impacted Industries
Accommodation	$163,073
Food Services	698
Other services (except public administration)	1,013
Arts, Entertainment, and Recreation	31,126
Total Highly Impacted Industries	195,910

Other Industries
Real Estate and Leasing	23,584
Transportation and Warehousing	587
All Other Industries	304
Total Other Industries	24,475

Consumer (residential, home equity and other)	239
Grand Total	$220,624